Exhibit 5.1

November 4, 2026

Co-Diagnostics, Inc.

2401 S. Foothill Drive

Salt Lake City, Utah 84109

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Co-Diagnostics, Inc., a Utah corporation (the “Company”), in connection with a registration statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer for resale of an aggregate of 39,594,495 shares (the “Shares”) of our common stock, par value $ 0.001 per share (the “Common Stock”), issued or issuable pursuant to a Loan Agreement, dated October 9, 2026, consisting of (i) shares of Common Stock issued or issuable upon conversion of the Company’s senior secured convertible installment promissory notes, including any applicable make-whole shares (the “Convertible Note Shares”) and (ii) 600,000 shares of Common Stock issued as commitment shares (the “Commitment Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

With respect to the Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Convertible Note Shares to be convertible for more shares of Common Stock than the number now available for issuance by the Company.

Based on the foregoing, we are of the opinion that (i) the Commitment Shares are duly and validly issued, fully paid and non-assessable and (ii) the Convertible Note Shares are issuable, when issued in accordance with the terms of the Loan Agreement and the applicable notes, will be duly and validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the applicable laws of the State of Utah.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DPL/JBE